Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VITAL THERAPIES, INC.

ARTICLE ONE

The name of the corporation is Vital Therapies, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

PART A. AUTHORIZED SHARES

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 150,000,000 shares, consisting of:

1. 20,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and

2. 130,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

PART B. PREFERRED STOCK

The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Except as otherwise provided in any resolution or resolutions of the Board of Directors with respect to a series of Preferred Stock, the Board of Directors may increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) by resolution the number of shares of any such series of Preferred Stock. Except as otherwise provided in any resolution or resolutions of the Board of Directors with respect to a series of Preferred Stock, in the event that the number of shares of any series of Preferred Stock shall be decreased, the number of shares constituting such decrease shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class irrespective of the provisions of Section 242(b)(2) of the DGCL (and any successor provision thereto) unless a vote of any such holders is required pursuant to the terms of any duly authorized certificate of designations relating to any series of Preferred Stock.

PART C. COMMON STOCK

Except as otherwise provided by the DGCL or this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any duly authorized certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any duly authorized certificate of designations relating to any series of Preferred Stock).

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. To the fullest extent permitted by law, to the extent any stockholders, investor’s rights or similar agreement sets forth procedures governing the nomination of directors and/or any committees thereof or elections to leadership positions on the Board of Directors, the Corporation and the Board of Directors shall act in accordance with the provisions of any such agreement as to the matters set forth therein.

Section 2. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively from time to time by resolution adopted by the affirmative vote of at least seventy-five percent (75%) of the directors then in office; provided, however, the number of authorized directors as of any time may be increased by one, by resolution adopted by the affirmative vote of a majority of the directors then in office, if and only if (i) the Board of Directors shall have elected any person to serve as the Corporation’s Chief Executive Officer who is not then also serving as a member of the Board of Directors, and (ii) the Board of Directors causes the newly created directorship resulting from such increase in the authorized number of directors to be filled by such person elected to serve as the Corporation’s Chief Executive Officer.

Section 3. Classes of Directors. Beginning immediately following the consummation of the Initial Public Offering, the directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock then outstanding under specified circumstances, shall be divided into three classes, hereby designated Class I, Class II and Class III.

Section 4. Election and Term of Office. At all meetings of stockholders for the election of directors at which a quorum is present, the directors shall be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided in the resolution or resolutions of the Board of Directors with respect to any series of Preferred Stock, whenever the holders of any series of Preferred Stock are entitled to elect one or more directors, such directors shall be elected by a plurality of the votes of the shares of such series. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders after the Initial Public Offering, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the Initial Public Offering and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the Initial Public Offering. The Board of Directors may assign directors already in office to be the initial Class I, Class II and Class III directors. At each annual meeting of stockholders after the Initial Public Offering, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders at which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled solely by the Board of Directors (and not by stockholders), provided that a quorum is then in office and present, or by a majority of the directors then in office if less than a quorum is then in office, or by the sole remaining director. Notwithstanding the foregoing, any vacancy resulting from the death, resignation, disqualification, removal or any other cause of a director nominated pursuant to the provisions of any applicable stockholders, investors’ rights or similar agreement that remains in effect at the time of such vacancy may be filled by the Board of Directors only with a director nominated in accordance with the provisions of any such agreement. Prior to the Initial Public Offering, a director elected to fill a newly-created directorship or other vacancy shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal. After the Initial Public Offering, a director elected to fill a newly-created directorship shall be assigned to a class of directors by the Board of Directors and shall hold office until the next annual meeting of stockholders at which the term of office of the directors assigned to such class expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. After the Initial Public Offering, a director elected to fill a vacancy (other than a newly-created directorship) shall be assigned to the same class of directors as his or her predecessor and shall hold office until the original term of office of such predecessor expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any newly-created directorships and/or any decreases in the authorized number of directors shall be apportioned among the three classes of directors so as to make all such classes as nearly equal in number as is practicable. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of directors, voting as a single class; provided, however, that after the Initial Public Offering, subject to the rights of the holders of any series of Preferred Stock then outstanding, a director may be removed from office only for cause, at a meeting duly called for that purpose, by the affirmative vote of the holders of at least seventy-five percent (75%) of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of directors, voting together as a single class.

Section 7. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such series of Preferred Stock as set forth in the certificate of designations governing such series.

Section 8. Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of at least seventy-five percent (75%) of the directors then in office shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, this Certificate of Incorporation (including any duly authorized certificate of designations relating to any series of Preferred Stock) or otherwise, the affirmative vote of the holders of at least seventy-five percent (75%) of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of directors, voting together as a single class, shall be required to adopt, amend, alter or repeal any provisions of the Bylaws of the Corporation; provided, however, that at any time there is a Majority Stockholder, the affirmative vote of the holders of a majority of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of directors that are not Owned by such Majority Stockholder or any of its Affiliates or Associates, voting as a single class, shall also be required to adopt, amend, alter or repeal any provisions of the Bylaws of the Corporation.

Section 9. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE SEVEN

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any amendment, repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

ARTICLE EIGHT

Subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting and must take all actions at duly called annual or special meetings of stockholders, and the power of stockholders to consent in writing without a meeting is specifically denied and (ii) special meetings of stockholders of the Corporation may be called only by a resolution adopted by the affirmative vote of at least seventy-five percent (75%) of the directors then in office, and may not be called by any other Person or Persons.

ARTICLE NINE

Section 1. Section 203 of the DGCL. The Corporation expressly elects not to be governed by or subject to Section 203 of the DGCL.

Section 2. Interested Stockholder Transactions. Notwithstanding any other provision in this Certificate of Incorporation to the contrary and in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, this Certificate of Incorporation (including any duly authorized certificate of designations relating to any series of Preferred Stock) or otherwise, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such Interested Stockholder Owned at least eighty-five percent (85%) of the Voting Stock (as defined hereinafter) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock Owned by the Interested Stockholder) those shares Owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least seventy-five percent (75%) of the outstanding Voting Stock which is not Owned by the Interested Stockholder.

Section 3. Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE NINE shall not apply if:

(a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of ARTICLE NINE; (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by at least a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of ARTICLE NINE.

ARTICLE TEN

Section 1. Approval of Certain Transactions. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Fundamental Change shall require, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, this Certificate of Incorporation (including any duly authorized certificate of designations relating to any series of Preferred Stock) or otherwise, the affirmative vote of the holders of at least seventy-five percent (75%) of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of directors, voting together as a single class; provided, however, that at any time there is a Majority Stockholder, the consummation of any Fundamental Change shall also require the affirmative vote of the holders of a majority of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of directors that are not Owned by such Majority Stockholder or any of its Affiliates or Associates, voting as a single class.

Section 2. Section 251(h) of the DGCL. The Corporation shall not be subject to the provisions of Section 251(h) of the DGCL and, consequently, the vote of stockholders of the Corporation that, absent Section 251(h) of the DGCL, would be required to authorize a merger under the DGCL and this Certificate of Incorporation, shall be required to authorize a merger.

Section 3. Affiliate Transactions. In addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any duly authorized certificate of designations relating to any series of Preferred Stock), the affirmative vote of at least seventy-five percent (75%) of the directors then in office shall be required prior to the consummation by the Corporation of any agreement, transaction, commitment or arrangement with a Majority Stockholder or any of its Affiliates or Associates.

ARTICLE ELEVEN

For purposes of this Certificate of Incorporation, the following capitalized terms shall have the meanings set forth below.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled By, or is Under Common Control With, another Person.

“Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

“Business Combination” means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) an Interested Stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by an Interested Stockholder and as a result of such merger or consolidation Section 2 of ARTICLE NINE is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with an Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to an Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Corporation; provided, however, that in no case under items (C)-(E) of this clause (iii) shall there be an increase in an Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is Owned by an Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by an Interested Stockholder; or

(v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in clauses (i)-(iv) of this definition) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.

“Control,” including the terms “Controlling,” “Controlled By” and “Under Common Control With,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock or other equity interests, by contract or otherwise. A Person who is the Owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing ARTICLE NINE, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have control of such entity.

“Fundamental Change” means any (i) merger or consolidation of the Corporation with or into any Person, (ii) sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation and its direct and indirect subsidiaries taken as a whole, to or with any Person in a single transaction or series of related transactions, or (iii) liquidation, dissolution or winding up of the Corporation.

“Initial Public Offering” means the Corporation’s initial public offering of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the Owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the Owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in ARTICLE NINE or this definition to the contrary, the term “Interested Stockholder” shall not include: (x) any Person that, individually or together with all of such Person’s Affiliates and/or Associates, is the Owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation immediately prior to the consummation of the Initial Public Offering or any of such Person’s Affiliates or Associates; (y) any Person who would otherwise be or become an Interested Stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of three percent (3%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by any Person described in the immediately preceding clause (x) to such Person; provided, however, that for purposes of this clause (y) such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person.

“Majority Stockholder” means a Person that, individually or together with all of such Person’s Affiliates and/or Associates, Owns more than fifty percent (50%) of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of directors; provided, however, that a Majority Stockholder shall not include any Person that, individually or together with all of such Person’s Affiliates and/or Associates, is the Owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation immediately prior to the consummation of the Initial Public Offering or any of such Person’s Affiliates or Associates (even if such Person, individually or together with all of such Person’s Affiliates and/or Associates, Owns at the time of any determination more than fifty percent (50%) of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of directors).

“Owner,” including the terms “Own,” “Owns” and “Owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates (1) beneficially owns such Stock, directly or indirectly (including for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder); (2) has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or (3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in the immediately preceding clause (2)(B) of this definition), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

“Person” means an individual, a partnership, a corporation, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or association or other entity.

“Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

“Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock contained in ARTICLE NINE shall refer to such percentage of the votes of such Voting Stock.

ARTICLE TWELVE

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, this Certificate of Incorporation (including any duly authorized certificate of designations relating to any series of Preferred Stock) or otherwise, (i) at any time there is not a Majority Stockholder, the affirmative vote of the holders of at least seventy-five percent (75%) of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of, or to adopt any bylaw inconsistent with, ARTICLE FOUR, PART A.1 (but only to the extent that such amendment would decrease the number of authorized shares of Preferred Stock) or PART B or ARTICLES SIX, SEVEN, EIGHT, NINE, TEN, ELEVEN or TWELVE of this Certificate of Incorporation, in each case whether by amendment, or by merger, consolidation or otherwise; provided, however, that at any time there is a Majority Stockholder, the affirmative vote of the holders of a majority of the combined voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally on the election of directors not Owned by such Majority Stockholder or any of its Affiliates or Associates, voting as a single class, shall also be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of, or to adopt any bylaw inconsistent with, ARTICLE FOUR, PART A.1 (but only to the extent that such amendment would decrease the number of authorized shares of Preferred Stock) or PART B or ARTICLES SIX, SEVEN, EIGHT, NINE, TEN, ELEVEN or TWELVE of this Certificate of Incorporation, in each case whether by amendment, or by merger, consolidation or otherwise.

ARTICLE THIRTEEN

Unless the Corporation, as authorized by the Board of Directors, consents in writing to the selection of one or more alternative forums, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for a stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Corporation’s Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv), any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall, and shall be deemed to, have notice of and to have consented to the provisions of this ARTICLE THIRTEEN. If any provision or provisions of this ARTICLE THIRTEEN shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ARTICLE THIRTEEN (including, without limitation, each portion of any sentence of this ARTICLE THIRTEEN containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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